Exhibit 99.1

NEWS RELEASE

CONTACT:
Janine Orf
(314) 275-3680
FOR IMMEDIATE RELEASE
PATRIOT COAL ANNOUNCES RESULTS
FOR THE QUARTER ENDED MARCH 31, 2009
Highlights:
•	EBITDA of $21.9 million, substantial improvement over last two quarters

•	Production adjusted to match market conditions

•	Redeployment of equipment to minimize capital expenditures
          ST. LOUIS, April 30 – Patriot Coal Corporation (NYSE: PCX) today reported its financial results for the quarter ended March 31, 2009. The Company reported revenues of $528.9 million, net income of $32.1 million and diluted earnings per share of $0.41 for the 2009 first quarter. EBITDA of $21.9 million for the 2009 first quarter improved $33.6 million over the 2008 fourth quarter amount.
          Operating costs and expenses in the 2009 first quarter were reduced by $76.8 million for purchase price accounting adjustments related to shipments on below-market sales and purchase contracts acquired in the Magnum Coal acquisition in July 2008.
          “In January, our management team began executing a hands-on, comprehensive Action Plan to guide our way through the challenges posed by depressed coal markets. The goal is to have Patriot emerge a stronger company when economic conditions and coal markets rebound,” said Patriot Chief Executive Officer Richard M. Whiting. “Numerous output reduction, capital cutback, workforce redeployment, sales contract renegotiation and regulatory cost billing activities occurred in the first quarter. We will continue to adjust output to match market conditions, while at the same time effecting cost structure improvements. As a result of our focus on costs, and as the economy improves, Patriot will be well-positioned to benefit from the increased demand for coal.”

Financial Overview
          Tons sold in the first quarter included 7.1 million tons of thermal and 1.4 million tons of metallurgical coal. The total of 8.5 million tons represented an increase of 3.4 million tons from the prior year, largely a result of Central Appalachia thermal coal sales from the acquired Magnum mines. Metallurgical volumes were impacted by customer deferrals in the 2009 first quarter, brought about by sustained weakness in global steel production.
          Revenues in the 2009 first quarter were $528.9 million, an increase of $244.6 million over the prior year amount. Revenues in the Appalachia Mining Operations segment increased $240.7 million over the prior year amount, primarily due to the addition of the Magnum results, as well as higher average selling prices. Revenues in the Illinois Basin increased $3.0 million as a result of higher average selling prices, partially offset by lower volumes caused by winter ice storms during the quarter.
          EBITDA improved to $21.9 million in the 2009 first quarter, compared to $17.1 million in the year-ago quarter. EBITDA improved $33.6 million compared to the 2008 fourth quarter. Production at the Federal mine improved significantly in the 2009 first quarter, compared to both the year-ago quarter and the prior quarter.
          “Our first quarter 2009 EBITDA was significantly higher than the 2008 fourth quarter, as we realized improvements at our Federal and Panther mines. In fact, Segment Adjusted EBITDA per ton more than doubled sequentially in the 2009 first quarter,” noted Patriot Senior Vice President and Chief Financial Officer Mark N. Schroeder. “The quarter also benefited from positive results of our Management Action Plan. This plan, which in today’s quickly changing environment requires the engagement of our full management team, yielded excellent cash management, as well as improved operating results. We expect to see continued favorable impacts of the plan as we move through 2009.”
Credit and Capital
          As of March 31, 2009, Patriot had $65 million in borrowings and $343 million in letters of credit against its $500 million revolving credit facility, leaving unused borrowing capacity of $92 million.
          Total debt was $246.2 million as of March 31, 2009, consisting mainly of the 3.25% convertible debt due in 2013. Capital expenditures totaled $19.0 million in the 2009 first quarter, or about half of the previously projected amount. Capital expenditures are expected to be less than $100 million for the full year, which is significantly lower than historical averages for the combined operations.

          “We ended the 2009 first quarter with more than $90 million in available liquidity, near the high end of the range we projected at the end of last quarter,” continued Schroeder. “A key focus during the quarter was to redeploy equipment and infrastructure from idled or scaled-back facilities, limiting capital expenditures. Our lower first quarter capital spending reflects our success in carefully managing our capital.”
Safety and Environmental Awards
          Maintaining safe operations continues to be a top priority at Patriot. During the quarter, four of the Company’s facilities received Mountaineer Guardian Safety Awards from the West Virginia Coal Association — the Federal No. 2 mine, the Westridge surface mine, the Big Mountain preparation plant and the Harris preparation plant. Additionally, Patriot’s Guyan and Colony Bay surface mines each received reclamation awards from the West Virginia Coal Association.
Market Overview
          Global economic activity remained weak during the 2009 first quarter. Reduced U.S. industrial activity led to a 2.9 percent decline in electricity consumption. Lower natural gas prices caused further declines in coal demand, as some utilities chose to burn natural gas in preference to coal.
          Demand for steel continued at a reduced level through the 2009 first quarter. Utilization at U.S. steel mills fluctuated from 40 to 45 percent during the first quarter, after peaking at 85 to 90 percent in 2008. Globally, blast furnace iron production decreased 17 percent in the first quarter from a year ago, but remained flat compared to the 2008 fourth quarter. As a result, domestic and global demand for metallurgical coal has stabilized, although at significantly lower levels than during the first nine months of 2008.
          Because of lower coal-fueled generation, at the end of the first quarter, eastern U.S. utility coal inventories were approximately 6 million tons higher than a year ago. Due to the reduced demand and higher inventory levels, traded U.S. thermal coal prices decreased nearly 10 percent during the quarter.
          Coal production has decreased in response to weak demand and lower prices. In total, the Company believes 2009 U.S. production will be reduced by 80 to 100 million tons from 2008 levels. This supply response should position the coal sector for stronger pricing as the global economy improves. Government stimulus plans should lead the recovery, particularly as infrastructure projects are initiated, thereby increasing demand for steel and industrial goods. Low-cost electricity fueled by coal remains essential to global and U.S. economies.
Outlook
          For 2009, the Company now anticipates sales volume in the range of 34.0 to 36.0 million tons, including 25.5 to 27.5 million tons for the April to December period. Full-year cost per ton is expected to be in the range of $56.00 to $59.00 for the Appalachian segment and $35.00 to $38.00 for the Illinois Basin segment.
          Average selling prices of currently priced tons for the remainder of 2009 and 2010 are as follows:

	2009		2010
(tons in millions)	Tons	Price per ton	Tons	Price per ton
Appalachia – thermal	17.1	$58	15.4	$61
Illinois Basin – thermal	5.9	$38	6.5	$38
Appalachia – met	4.3	$105	0.5	$86

Total	27.3		22.4

          As of March 31, substantially all of the Company’s expected 2009 production was committed, including approximately 0.2 million committed international metallurgical tons not yet priced. However, certain thermal and metallurgical customers have approached the Company requesting shipment deferrals on currently committed tons. These requests are being evaluated to determine if a mutually acceptable outcome can be achieved.
          Of expected 2010 volumes, up to 5.0 million tons of metallurgical coal and up to 8.0 million tons of thermal coal remained unpriced as of March 31. The Company will continue to evaluate 2010 production levels as the year progresses.
Conference Call
          Management will hold a conference call to discuss the first quarter results on April 30, 2009, at 9:00 a.m. Central Daylight Time. The conference call can be accessed by dialing 800-288-8961, or through the Patriot Coal website at www.patriotcoal.com. International callers can dial 612-288-0337 to access the conference call. A replay of the conference call will be available on the Company’s website and also by telephone, at 800-475-6701 for domestic callers or 320-365-3844 for international callers, passcode 996787.
About Patriot Coal
Patriot Coal Corporation is the third largest producer and marketer of coal in the eastern United States, with 15 mining complexes in Appalachia and the Illinois Basin. The Company ships to domestic and international electric utilities, industrial users and metallurgical coal customers, and controls approximately 1.8 billion tons of proven and probable coal reserves. The Company’s common stock trades on the New York Stock Exchange under the symbol PCX.
Forward Looking Statements
Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from expectations. We do not undertake to update our forward-looking statements. Factors that could affect our results include, but are not limited to: geologic, equipment and operational risks associated with mining; changes in general economic conditions, including coal and power market conditions; availability and costs of credit; reductions of purchases or deferral of deliveries by major customers; customer performance and credit risks; the outcome of commercial negotiations involving sales contracts or other transactions; legislative and regulatory developments; risks associated with environmental laws and compliance; coal mining laws and regulations; economic strength and political stability of countries in which we serve customers; downturns in consumer and company spending; supplier and contract miner performance and the availability and cost of key equipment and commodities; availability and costs of transportation; worldwide economic and political conditions; labor availability and relations; the Company’s ability to replace coal reserves; the effects of mergers, acquisitions and divestitures; our ability to respond to changing customer preferences; price volatility and demand, particularly in higher margin products; failure to comply with debt covenants; the outcome of pending or future litigation; weather patterns affecting energy demand; changes in postretirement benefit obligations; changes in contribution requirements to multi-employer benefit funds; and the availability and costs of competing energy resources. The Company undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to the Company’s Form 10-K.
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Condensed Consolidated Statements of Operations (Unaudited)
For the Quarter Ended March 31, 2009 and 2008
(Dollars and tons in thousands, except share and per share data)

	Quarter Ended March 31,
	2009	2008
Tons sold	8,458	5,085

Revenues
Sales	$522,838	$279,101
Other revenues	6,098	5,233

Total revenues	528,936	284,334

Costs and expenses
Operating costs and expenses	417,401	259,118
Depreciation, depletion and amortization	54,979	18,610
Asset retirement obligation expense	6,451	3,416
Selling and administrative expenses	12,886	8,289
Net gain on disposal or exchange of assets	(30)	(194)

Operating profit (loss)	37,249	(4,905)
Interest expense	8,593	2,322
Interest income	(3,487)	(3,249)
Income tax benefit	—	(912)

Net income (loss)	$32,143	$(3,066)

Weighted average shares outstanding
Basic	77,906,152	53,518,744
Effect of dilutive securities	93,095	—

Diluted	77,999,247	53,518,744

Earnings (loss) per share
Basic	$0.41	$(0.06)

Diluted	$0.41	$(0.06)

EBITDA	$21,872	$17,121

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Quarter Ended March 31, 2009 and 2008

	Quarter Ended March 31,
	2009	2008
Tons Sold (In thousands)
Appalachia Mining Operations	6,639	3,180
Illinois Basin Mining Operations	1,819	1,905

Total	8,458	5,085

Revenue Summary (Dollars in thousands)
Appalachia Mining Operations	$453,456	$212,762
Illinois Basin Mining Operations	69,382	66,339
Appalachia Other	6,098	5,233

Total	$528,936	$284,334

Revenues per Ton — Mining Operations
Appalachia	$68.30	$66.91
Illinois Basin	38.14	34.82
Total	61.82	54.89

Operating Costs per Ton — Mining Operations (1)
Appalachia	$58.50	$55.18
Illinois Basin	36.47	32.02
Total	53.76	46.50

Segment Adjusted EBITDA per Ton — Mining Operations
Appalachia	$9.80	$11.73
Illinois Basin	1.67	2.80
Total	8.06	8.39

	Dollars in thousands
Past Mining Obligation Expense	$37,800	$22,121

Capital Expenditures (Excludes Acquisitions)	19,042	12,030

(1)	Operating costs are the direct costs of our mining operations, excluding costs for past mining obligations, asset retirement obligations, depreciation, depletion and amortization and net sales contract accretion excluding back-to-back coal purchase and sales contracts.
This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Condensed Consolidated Balance Sheets
March 31, 2009 and December 31, 2008
(Dollars in thousands)

	March 31,	December 31,
	2009	2008
	(Unaudited)
Cash and cash equivalents	$6,200	$2,872
Receivables	182,346	163,556
Inventories	90,314	80,953
Below market purchase contracts acquired	6,665	8,543
Other current assets	17,814	12,529

Total current assets	303,339	268,453
Net property, plant, equipment and mine development	3,152,823	3,160,676
Notes receivable	132,653	131,066
Investments and other assets (1)	55,150	62,125

Total assets	$3,643,965	$3,622,320

Current portion of debt	$70,271	$28,170
Accounts payable and accrued liabilities	414,993	413,790
Below market sales contracts acquired	281,210	324,407

Total current liabilities	766,474	766,367
Long-term debt, less current maturities (1)	175,901	176,123
Below market sales contracts acquired, noncurrent	279,660	316,707
Other noncurrent liabilities	1,542,249	1,522,942

Total liabilities	2,764,284	2,782,139
Common stock, paid-in capital and retained earnings (1)	988,006	952,462
Accumulated other comprehensive loss	(108,325)	(112,281)

Total stockholders’ equity	879,681	840,181

Total liabilities and stockholders’ equity	$3,643,965	$3,622,320

(1)	In accordance with FASB Staff Position APB 14-1, we retrospectively applied the impact of this guidance to our December 31, 2008 balance sheet. Staff Position APB 14-1 requires us to record our convertible notes at fair value, excluding the conversion feature, with the difference between fair value and the face value recorded to paid-in capital. Our nonconvertible debt borrowing rate is 8.85% and resulted in an adjusted debt balance of $159.6 million at December 31, 2008 as compared to the $200 million face value of the notes.
This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Reconciliation of Net Income (Loss) to EBITDA
For the Quarter Ended March 31, 2009 and 2008
(Dollars in thousands)
(Unaudited)

	Quarter Ended March 31,
	2009	2008
Reconciliation of net income (loss) to EBITDA:

Net income (loss)	$32,143	$(3,066)
Depreciation, depletion and amortization	54,979	18,610
Sales contract accretion	(76,807)	—
Asset retirement obligation expense	6,451	3,416
Interest expense	8,593	2,322
Interest income	(3,487)	(3,249)
Income tax benefit	—	(912)

EBITDA	$21,872	$17,121

EBITDA is defined as net income (loss) before deducting interest income and expense, income taxes, asset retirement obligation expense, depreciation, depletion and amortization and net sales contract accretion excluding back-to-back coal purchase and sales contracts. We have included information concerning EBITDA because we believe that in our industry such information is a relevant measurement of a company’s operating financial performance. Because EBITDA is not calculated identically by all companies, our calculation may not be comparable to similarly titled measures of other companies. The table above reflects the Company’s calculation of EBITDA.
This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.